Exhibit 11


                      WESTERN COUNTRY CLUBS, INC.

                   CALCULATION OF EARNINGS PER SHARE

                           DECEMBER 31, 1998


                                                                   Weighted
                                             Shares       Days      Average
                                    Date   Outstanding Outstanding   Shares
                                  -------- ----------- ----------- ---------
BASIC EARNINGS (LOSS) PER SHARE:
  Common shares outstanding at
    December 31, 1997             12/31/97   3,634,721     365      3,634,721

  10% Preferred stock issue
    in exchange for debt                        40,000                 40,000

  12% Preferred stock issued
    in exchange for debt                        14,500                 14,500

  Common stock issued for
    settlement of litigation      02/19/98     100,000     315         83,301
                                             ---------             ----------

  Shares outstanding at
    December 31, 1998                        3,789,221              3,775,522
                                             =========             ==========

      Net earnings (loss)                                          $  219,357
                                                                   ==========


      Basic earnings (loss) per share                              $      .06
                                                                   ==========

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
  Shares outstanding at December 31, 1998                           3,775,522
  Stock Options                                                       677,000
  Stock Warrants                                                      975,000
                                                                   ----------
                                                                    5,427,522
                                                                   ==========
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